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                                                                     Exhibit 10A


                                    Viad Corp
                            1850 North Central Avenue
                                Phoenix, AZ 85077
                                  602-207-4000



                                                                   March 1, 2000


Mr. Paul B. Mullen
2332 Timberline Way
Las Vegas, Nevada 89117

Dear Paul:

      The provisions of this letter shall be effective as of March 1, 2000 ("Commencement Date"), and shall constitute an "Agreement" governing your employment with GES Exposition Services, Inc. ("GES"), a wholly-owned subsidiary of Viad Corp ("Employer"). Effective upon the Commencement Date, the term of the letter agreement dated as of April 25, 1996, between Employer and you shall be deemed to have expired. In consideration of your entering into this Agreement, you release and discharge Employer and GES from all claims in connection with the prior agreement.

      1. Employment. You shall be employed as Chairman of GES during the term of this Agreement. Unless you first obtain the written consent of the Employer, you will devote your best efforts, energies, skills and all of your working time to the discharge of the duties and responsibilities as may from time-to-time be prescribed by GES' President and Chief Executive Officer and/or Employer's Chairman or Board of Directors (including, but not limited to, developing new business, helping retain existing customers and partnering customers); to serve the best interest of Employer and GES; to perform your tasks to the reasonable satisfaction of GES; and to be responsible to GES' President and Chief Executive Officer and/or Employer's Chairman for the performance of the business of GES and its subsidiaries. You understand that your duties may require you to travel outside of the State of Nevada from time to time. However, you shall have as your principal office the offices of the Employer in Las Vegas, Nevada throughout the term of this Agreement and the Employer may not assign you for a period to exceed thirty (30) days to a geographic location outside Clark County without your permission. Written consent of the Employer shall not be required as to your reasonable participation in educational, consultative, and professional society activities related to the maintenance of your qualifications and stature in your professional community.

      2.    Term.

      (a) The initial term of your employment shall commence on the Commencement Date and continue for a period of one (1) year thereafter, and shall be automatically renewed for successive one year terms, subject to termination as provided below.
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Mr. Paul B. Mullen
March 1, 2000
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      (b)   Employer and you may terminate your employment under this Agreement at any time, with or without cause, upon thirty (30) days' prior written notice to the other party at any time after three (3) months after the Commencement Date.

      3. Compensation. You will be provided a base compensation of $322,905 per year (prorated for partial years during the term of employment). This base compensation will remain fixed for a period of time until Employer determines when market conditions would indicate merit increases, based upon your performance, should commence. You will be entitled to participate in incentive compensation plans of Employer which shall include Employer's Management Incentive Plan ("MIP") with a target eligibility of 45% of base compensation, and, subject to Employer's Board approval, will be eligible to participate in Employer's Stock Option Program, Performance Unit Incentive Plan, and Performance-Based Stock Plan.

      4. Other Benefits. You shall be entitled to all fringe benefits or perquisites provided by Employer or GES to its executives, generally using, whenever applicable, base compensation as the basis for determining such benefit. The benefits shall include, inter alia, participation in the Employer's Executive Severance Plan, executive health, dental, life and disability plans, and the GES 401K Plan and the GES Supplemental Employees Retirement Plan.

      In addition, in your case, such benefits or perquisites shall also include the use of a luxury automobile, financial counseling, a country club's monthly dues (excluding initiation fees), and a luncheon and health club dues. You are also authorized to obtain first class air travel on Employer or GES business.

      5. Noncompete. In exchange for the additional consideration given pursuant to paragraph 6 below, upon termination of your employment (by either you or Employer), you will not, either for yourself or for another, or as an employee, independent contractor, partner, consultant, affiliate or controlling stockholder of any person or entity, (Nothing contained herein shall prevent you from purchasing stock or issue of debt securities in any corporation listed on any stock exchange or traded in the over-the-counter market provided that such purchases shall not result in your ownership, in the aggregate, directly or indirectly, five percent [5%] or more of the securities of any corporation or other entity) for a period of twelve (12) months from the date of such termination in connection with (a) and (b) below and for a period of two (2) years from the date of such termination in connection with (c) below, directly or indirectly:

      (a) Call upon, solicit, divert or attempt to take away any of the customers or business of GES, Exhibitgroup/Giltspur or any of their affiliated companies (collectively, "Companies"); provided, however that such activity shall not be deemed a violation of this covenant if on behalf of an entity not in direct or indirect competition with the Companies;
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Mr. Paul B. Mullen
March 1, 2000
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      (b)   Induce or attempt to induce any employee of Companies to discontinue their employment with any of the Companies; or

      (c) Disclose, make available or divulge to any corporation, partnership, individual, firm, other business or person any trade secrets, customer lists, business policies, pricing of services, financial information or other confidential or secret information concerning the business and affairs of the Companies, except: (1) information or knowledge which may now be in or subsequently may come into the public domain other than by way of unauthorized disclosure by you or anyone else owing a nondisclosure or confidentiality obligation to Employer; (2) information consisting of nothing more than the product of ordinary skill generally expected of comparable employees in the industry; or (3) information or knowledge which you are required to disclose by order of a governmental agency or court, if you notify Employer in advance of the disclosure requirement and reasonably assists Employer in obtaining protective orders or other available assurances of confidentiality if Employer so requests.

      You acknowledge that if your employment with Employer terminates for any reason, you will be able to earn a livelihood without violating the foregoing restrictions and that your ability to earn a livelihood without violating such restrictions is a material condition to your employment with Employer.

      6. Additional Consideration. Upon termination of your employment by you or Employer, Employer shall pay to you as severance and as further compensation for the above covenant not to compete twelve (12) months base compensation at your then current salary as follows:

      (a) The payment shall be made monthly over an twelve (12) month period in accordance with the payroll practices of Employer. In no event shall you be obligated to seek other employment or take any other action to mitigate the amounts payable to you under this Agreement. However, at the sole option of the Employer, the Employer may elect instead to pay you a termination payment equal to the present value of the aggregate amount of base salary compensation that would have been payable to you over salary continuation period. In either event, you shall be entitled to continue to be covered over such eighteen (18) month period by all fringe benefits or perquisites to which you were entitled as of the date of termination, at the same coverage levels and on the same terms and conditions which applied immediately prior to the date of your termination of employment;

      (b) Any Bonus to which you would have become entitled under paragraph 3, prorated, as applicable, except in the event of termination for cause pursuant to
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Mr. Paul B. Mullen
March 1, 2000
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            subparagraph 7(a);

      (c) All of your stock options in the Employer's stock option plan shall become immediately and fully vested and exercisable if termination is elected by Employer, except in the event of termination for cause pursuant to subparagraph 7(a); and

      (d) During the salary continuation period pursuant to subparagraph 6(a), you and your spouse and dependents shall be entitled to continue to be covered by all group medical, health, dental and accident insurance or other such health care arrangements in which you were a participant as of the date of termination, at the same coverage levels and on the same terms and conditions which applied immediately prior to the date of your termination of employment; provided, however, that if, as the result of the termination of your employment, you and/or your otherwise eligible dependents or beneficiaries shall become ineligible for benefits under any one or more of the Employer's benefit plans, the Employer shall continue to provide you and your eligible dependents or beneficiaries, through other means, with benefits at a level at least reasonably equivalent to the level of benefits for which you and your dependents and beneficiaries were eligible under such plans immediately prior to the date of your termination of employment. At the termination of the benefits coverage under the preceding sentence, you and your spouse and dependents shall be entitled to continuation coverage as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") or under any other applicable law, as if you had terminated employment with the Employer on the date such benefits coverage terminates.

      7.    Termination.

      (a) Termination for Cause. Employer may suspend or terminate this Agreement without additional compensation and your employment at any time should you:

            (1) Become incapable for more than 180 days of satisfactorily performing the duties required of your position due to personal injury or other physical or mental illness or disease;

            (2) Engage in activities that would constitute a material conflict of interest with Employer, GES or GES' subsidiaries;

            (3) Be convicted of a felony, or a crime of moral turpitude, fraud or dishonesty, or commit an act which, in the reasonable judgment of a majority of Employer's Board of Directors, subjects Employer, GES or GES' subsidiaries to public disrespect, scandal or ridicule or adversely and
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Mr. Paul B. Mullen
March 1, 2000
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                  materially affects the utility of your services to Employer or
                  GES; or

            (4) Knowingly disregard or violate any instruction or policy established by Employer or GES with respect to the operation of the business and affairs of Employer, GES or GES's subsidiaries; provided, however that such instruction or policy does not require the commission of an act prohibited by law or which is in violation of the terms of this Agreement.

      (b) Termination by Employee With Good Reason. Notwithstanding anything to the contrary in this Agreement, whether express or implied, subject, however, to the fulfilment of the obligations set forth in paragraph 5 above, you may, at any time, resign from employment with Employer With Good Reason. In the event your employment hereunder is terminated by you for Good Reason (as defined below), you shall be entitled to receive:

            (1) Your base salary compensation and additional consideration as you would have received such amounts during the period as defined in Paragraph 6, as if you were still employed hereunder.

            (2) For the purposes of this Agreement, "Good Reason" shall mean the occurrence of any one or more of the following events unless such events are fully cured within thirty (30) days following written notification by you to the Employer that you intend to terminate your employment hereunder for one or more of the reasons set forth below:

                  (i) a material breach by GES or Employer of any material provision of this Agreement, including but not limited to, the assignment to you of any duties inconsistent with your position or duties of employment;

                  (ii) assignment to you of any duties materially and adversely inconsistent with your position and responsibilities;

                  (iii) the Employer's requiring you to be based anywhere other than in the geographic area specified in Paragraph I without your written authorization;

                  (iv) any decrease during the Term in your Base Salary compensation; or

                  (v) the failure of a successor company to assume this Agreement, if such assumption is requested by you.

      (c) Nondisparagement. Following the termination of employment in accordance with this paragraph 7, you will not take any action which disparages Companies, or their respective officers, directors, shareholders, agents or employees nor will you
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Mr. Paul B. Mullen
March 1, 2000
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            make any verbal or written disparaging statements. Further,
            Companies will not take any action which disparages you, nor will Companies. make any verbal or written statements which disparage you and will use its reasonable best efforts to ensure that none of its officers, directors, shareholders, agents or employees make any verbal or written statements which disparage you.

      8. Further Assistance. During and after the term of this Agreement, you agree to cooperate with and assist Employer and GES as reasonably requested by Employer, at Employees expense, in any lawsuit, action, litigation, proceeding, claim or dispute with any third party that may arise involving GES's business; including, but not limited to, any lawsuit, action, litigation, proceeding, claim or dispute arising from allegations that operation of such business infringes the patent, trade secret or other intellectual property rights of any third party. After expiration of the salary continuation period defined in paragraph 6, Employer shall pay you reasonable fees pursuant to your providing such assistance.

      9.Remedies. You acknowledge that a breach of the provisions of this Agreement irreparably and continually will harm Companies or their assigns, and that money damages may not be adequate. Consequently, you agree that if you breach or threaten to breach any of the restrictions herein, Companies shall be entitled to both a preliminary and permanent injunction in order to prevent the continuation of such harm. Nothing herein shall be construed to prohibit Companies from also pursuing other remedies, the parties having agreed that all remedies shall be cumulative.

      10. Settlement by Arbitration. Employer and you agree that, except for the claims of either party hereto for injunctive relief, specific performance or any other equitable remedy, any claim or controversy that arises out of or relates to this Agreement, or the breach of it by either party, will be settled by arbitration in the State of Nevada, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The arbitrator mutually selected by the parties shall reside in Nevada or California.

      11.   General Provisions.

      (a)   Entire Agreement. This Agreement constitutes the entire agreement and understanding with respect to your employment by Employer and supersedes any and all prior agreements and understandings, whether oral or written, relating thereto. Notwithstanding the foregoing, nothing in this Agreement shall prevent or limit your participation in any benefit, bonus, incentive or other plan, program, policy, or practice provided by the Employer and for which you may qualify. Amounts which you are otherwise entitled to receive under any plan, practice, policy or program of the Employer and any other payment or benefit required by law at or subsequent to your effective date of termination shall be payable in
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Mr. Paul B. Mullen
March 1, 2000
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            accordance with such plan, practice, policy or program or applicable law except as explicitly modified by this Agreement. This Agreement shall not be modified or amended except by written agreement signed by both you and the Employer.

      b) Modification of Restrictions. The parties have attempted to limit your right to compete in this Agreement only to the extent necessary to protect the Companies from unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties hereby agree that, if the scope or enforceability of the restrictive covenant is in any way disputed at any time, a court or other trier of fact may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances existing at that time.

      (c) Severability. If any provision of this Agreement is adjudged by any court to be void or unenforceable in whole or in part, this adjudication shall not affect the validity of the remainder of the Agreement.

      (d) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of Nevada (without giving effect to choice of law or conflict of law principles), except to the extent governed by federal law, irrespective of the fact that one or more of the parties now is, or may become, a resident or citizen of a different state or country.

      (e) Survival. The obligations imposed upon you in paragraphs 5, 6, 8, 9 and 10 shall survive termination of this Agreement or your employment with Employer.

      (f) Assigns. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of Employer, but shall not be assignable by you.

      (g) Notices. Any notice permitted or required hereunder shall be in writing and shall be deemed to have been given on the date of delivery or, if mailed by registered or certified mail, prepaid, on the date of mailing. If to you at the above address, or if to Employer at the above address, attention: General Counsel. Either party may, by notice to the other, change his or its address for notice hereunder.
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Mr. Paul B. Mullen
March 1, 2000
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      If you accept employment on the terms and conditions set forth in this letter, please indicate by your signature in the space provided and return one copy to me.

                                    Very truly yours,

                                    By:   /s/   Robert H. Bohannon
                                          -------------------------------------
                                                Chairman, President and
                                                Chief Executive Officer


ACCEPTED AND AGREED on this
11th day of April, 2000.


/s/   Paul B. Mullen
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Paul B. Mullen